Exhibit 99.1

AMERICAN LAND LEASE, INC.’S STOCKHOLDERS APPROVE MERGER WITH

GREEN COURTE PARTNERS

CLEARWATER, Fla. – March 16, 2009 – (BUSINESS WIRE) – American Land Lease, Inc. (“ANL”) today announced that its common stockholders approved the previously announced merger of an affiliate of Green Courte Partners, LLC, a Chicago-based private equity investment firm (such affiliate, “Green Courte Partners”) with and into ANL at the special meeting of stockholders held today in Chicago, Illinois. The closing of the merger occurred following the special meeting. Each share of ANL’s 7.75% Series A Cumulative Redeemable Preferred Stock issued and outstanding immediately prior to the effective time of the merger will remain outstanding as a share of 7.75% Series A Cumulative Redeemable Preferred Stock of ANL having the same powers, rights and preferences. As a result of the merger, 100% of the common stock of ANL is owned by an affiliate of Green Courte Partners, LLC.

About Green Courte Partners

Green Courte Partners, LLC is a Chicago-based private equity real estate investment firm focused primarily on the ownership and operation of manufactured housing communities, retail and mixed-use properties, and parking assets. Green Courte Partners, LLC combines focused investment strategies with a disciplined approach to transaction execution and asset management with a goal of generating attractive risk-adjusted returns over a long-term holding period. For more information visit www.GreenCourtePartners.com.

About ANL

American Land Lease, Inc. is a Clearwater, Florida-based real estate investment trust that owns, develops and manages residential land lease communities primarily serving active adults. With over 10,000 home sites in 30 communities located primarily in Florida, Arizona and Alabama, ANL is committed to providing affordable, free-spirited retirement living for active adults. For more information, visit www.americanlandlease.com.

Contact:

American Land Lease, Inc.

Shannon E. Smith, Chief Financial Officer, 727-726-8868